PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED, MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.3
DINEEQUITY, INC.
2016 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is entered into as of September 12, 2017 by and between DINEEQUITY, INC., a Delaware corporation (the “Company”) and STEPHEN P. JOYCE, an employee of the Company (the “Participant”).
RECITALS:
The Participant has entered into an Employment Agreement, dated as of August 9, 2017, by and between the Participant and the Company (the “Employment Agreement”), pursuant to which the Participant is entitled to receive an award of performance-based restricted stock units.
Pursuant to the DineEquity, Inc. 2016 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Restricted Stock Unit Award (the “Award”) pursuant to which the Participant shall receive shares of the Company’s common stock, on the terms and conditions set forth herein.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF RESTRICTED STOCK UNITS. The Company hereby grants to the Participant an award of 175,000 restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein.
2.    VESTING AND SETTLEMENT.
(a)    Vesting. Subject to the Participant’s continuous employment with the Company, the Restricted Stock Units shall vest in accordance with the achievement of the specific vesting conditions set forth on Exhibit A hereto. Restricted Stock Units that have vested in accordance with the vesting conditions set forth on Exhibit A are referred to herein as “Vested Units.” Restricted Stock Units that are not vested are referred to herein as “Unvested Units.”
(b)    Disability or Death. If the Participant’s employment with the Company terminates due to Disability or death, the Restricted Stock Units shall vest pursuant to the terms of the Employment Agreement.
(c)    Change in Control. If the Participant’s employment with the Company is terminated within a period of twenty-four (24) months following a Change in Control (i) by the Company other than for Cause or (ii) by the Participant for Good Reason (as such terms are defined herein below or in the Employment Agreement), the Restricted Stock Units shall become immediately and fully vested and thereafter be considered Vested Units.
(d)    Termination of Unvested Units. Except as set forth in Sections 2(b) and 2(c) and the terms of the Employment Agreement, upon the termination of the Participant’s employment, any then Unvested Units held by the Participant shall be forfeited and canceled as of the date of such termination.
(e)    Settlement of Vested Units. The Vested Units shall be settled by the delivery to the Participant or a designated brokerage firm of one share of Common Stock per Vested Unit within thirty (30) days after the vesting of such Restricted Stock Units as set forth on Exhibit A, or upon accelerated vesting as set forth in this Section 2. No fractional shares will be issued under this Agreement.
3.    ADJUSTMENT IN COMMON STOCK. In accordance with the terms of the Plan, in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, a substitution or adjustment shall be made to the terms of the Award, including the number and class of securities subject thereto, as may be determined by the Committee, in its sole discretion. Subject to the terms of the Plan, such other substitutions or adjustments shall be made as the Committee in its sole discretion may deem appropriate.
4.    NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant’s family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 4, the Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by this Section 4, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.    DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
6.    NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: Vice President – Legal (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Participant.
7.    RIGHTS AS A STOCKHOLDER. Prior to any issuance of shares of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for the Participant or the Participant’s account. Except as set forth in this Section 7, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock subject to the Award (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until such shares of Common Stock are actually delivered to the Participant hereunder. From and after the date hereof and unless and until the Award is forfeited or otherwise transferred back to the Company, the Participant will be credited with additional Restricted Stock Units having a value equal to dividends declared by the Company (other than stock dividends), if any, with record dates that occur prior to the settlement of the Award as if the shares of Common Stock underlying the Award (whether payable in shares of Common Stock or in cash) had been issued and outstanding, based on the fair market value of a share of Common Stock on the applicable dividend payment date. Any such additional Restricted Stock Units shall be considered part of the Award and shall also be credited with additional Restricted Stock Units as dividends (other than stock dividends), if any, are declared, and shall be subject to the same terms and conditions as the Restricted Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Section 2 of this Agreement). Notwithstanding the foregoing, no such additional Restricted Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 3.
8.    FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
9.    WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Award, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award. The Company shall withhold whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation, or the Participant may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, in either case equal to the amount necessary to satisfy any such obligation or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate to the extent such excess withholding would result in adverse accounting treatment of the award, as determined by the Company. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.
10.    INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.
11.    EMPLOYMENT. Neither the Plan, the granting of the Award, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder. For purposes of this Agreement, references to employment shall include employment or service with any Subsidiary of the Company.
12.    AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant.
13.    GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
14.    SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Participant pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Participant’s termination of employment, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death.
15.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
16.    AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
17.    DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)    “Cause” shall have the meaning provided in the Employment Agreement.
(b)     “Disability” shall have the meaning provided in the Employment Agreement.
(c)    “Good Reason” shall have the meaning provided in the Employment Agreement.
IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement on the day and year first above written.
COMPANY:

DINEEQUITY, INC.

By:        /s/ John B. Jakubek
    John B. Jakubek
Senior Vice President, Human Resources

PARTICIPANT:

/s/ Stephen P. Joyce
Stephen P. Joyce

1165 Orlo Drive
Address

McLean, VA 22102
City/State/Zip
EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
VESTING CONDITIONS
The vesting of the Award shall be subject to the following performance and vesting conditions and the terms of the Employment Agreement:

(1)	The number of Restricted Stock Units that are earned and shall be subject to vesting shall be determined in accordance with the following performance criteria (the “Performance Criteria”):

Target closing price of the Company’s stock (each, a “Target Price”)	Incremental Number of Restricted Stock Units subject to vesting if Target Price achieved	Total Percentage of Award subject to vesting if Target Price achieved
[*]	35,000	20%
[*]	17,500	30%
[*]	17,500	40%
[*]	17,500	50%
[*]	17,500	60%
[*]	17,500	70%
[*]	17,500	80%
[*]	17,500	90%
[*]	17,500	100%

In order for each and any of the Performance Criteria to be considered satisfied, the closing stock price of the Company’s common stock must be at or above the Target Price for a period of 20 consecutive New York Stock Exchange Trading days beginning and ending during the Term of the Employment Agreement (as defined in the Employment Agreement).

(2)
Except as otherwise provided under the terms of the Employment Agreement, the number of Restricted Stock Units that are earned, as determined in accordance with the above Performance Criteria, shall become vested at the end of the Term if and only if the Participant remains continuously employed by the Company for the entirety of the Term (“Time-Based Criteria”).

Except as otherwise provided under the terms of the Agreement or the Employment Agreement, the Participant shall forfeit all of the Restricted Stock Units under the Award if none of the Performance Criteria set forth above are satisfied prior to the end of the Term or if the Participant does not satisfy the Time-Based Criteria. Once a Performance Criterion has been achieved, the portion of the Award for which the Performance Criterion has been achieved shall be subject only to the Time-Based Criteria.